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                                  EXHIBIT 10.1

                     EMPLOYMENT AGREEMENT (WILLIAM J. BUSH)

As of the last date written below, International Microcomputer Software, Inc., a California corporation, ("IMSI") and William J. Bush ("Employee") enter into this Employment Agreement ("Agreement").

A. Whereas, IMSI desires to enter into an agreement setting out certain of the terms under which Employee will remain employed by IMSI;

B. Whereas, IMSI desires Employee's services on a regular basis to perform various duties as the Company's Chief Financial Officer as determined by the Board of Director's and President of IMSI;

NOW, THEREFORE, the Parties agree as follows:

1. EMPLOYMENT - IMSI hereby retains Employee as Chief Financial Officer with overall responsibilities as requested and amended from time to time by the President of IMSI.

2. COMPENSATION - IMSI shall compensate Employee as follows:

BASE SALARY - IMSI shall pay Employee as salary $10,000.00 for each month, payable on the 15th and the last day of each month. Salary may be adjusted by IMSI from time to time commensurate with Employee's role.

BONUS PLAN- Employee is eligible for a quarterly bonus equal to $15,000.00. Bonus will be based on meeting job specific MBO's and corporate performance as documented in the Quarterly Bonus Plan to be agreed on by Employee and direct supervisor..

EMPLOYEE BENEFITS - Employee shall have the right to continued participation in any and all health benefits, Employee retirement income and welfare benefit plans, policies, programs, agreements or arrangements generally made available from time to time to salaried Employees and/or other Employees of IMSI which shall include, at a minimum, medical and dental insurance and other benefits which are presently in effect for Employees of IMSI. Employee shall be entitled to ten (10) days of paid vacation time each year. Employee's specific rights under any of the Employee Benefits, however, shall be governed by the terms, provisions and conditions of the underlying plans, policies, programs, agreements or arrangements relating to the particular Employee Benefits. Employee's employment shall be deemed "continuing" for purposes of IMSI's stock option plan and warrants granted to Employee while this agreement is in effect.

3. TERMINATION OF EMPLOYMENT - IMSI may terminate Employee's employment at any time with or without cause.

TERMINATION WITHOUT CAUSE -Termination without Cause shall include, but not be limited to:
The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, consolidation or other reorganization where immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of Company changes hands into either the continuing or surviving entity or any direct or indirect parent corporation of such continuing or surviving entity; or The sale, transfer or other disposition of all or substantially all of the Company's assets.
IMSI or its successor(s) choosing to substantially alter the position, geographic location (with nine (9) months of the transaction date) or responsibilities of Employee during the term of this Agreement A transaction shall not constitute a Termination Without Cause if its sole purpose is to change the state of the Company's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company's securities immediately before such transaction.

Should Employee's termination be deemed to be a Termination without Cause then the following benefits will accrue to Employee;

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         SEVERANCE BENEFIT
If the Termination Without Cause occurs prior to June 30, 2003, Employee accrues three (3) months of gross salary, which will be paid over 6 months. If the Termination Without Cause occurs subsequent to June 30, 2003, Employee accrues five (5) months of gross salary, which will be paid over 10 months.

         MEDICAL BENEFIT
Company paid benefit plan (including but not limited to health, dental, vision and life insurance coverage) for twelve (12) months subsequent to Termination without Cause. Benefits to be provided are the same as Employee maintained during employment. At Company's discretion, Company has the right to provide a cash buyout of Medical Benefit which is to be calculated using the Company's currently effective COBRA rates for same benefits.

         CASH BONUS
In the event of a sale, merger or consolidation of the Company with or into another entity or any other corporate reorganization which results in a net share amount between $1.00 and $1.75, Employee earns a bonus of $50,000, which becomes immediately payable.
In the event of a sale, merger or consolidation of the Company with or into another entity or any other corporate reorganization which results in a net share amount greater than $1.75, Employee earns a bonus of $100,000, which becomes immediately payable In the event of a sale of any individual product line with a net sales price greater than $5,000,000, Employee earns a bonus of $25,000, which becomes immediately payable.

         ACCELERATED VESTING
Any, and all, unvested Incentive Stock Option ("ISO") options or warrants which have been duly granted by the Company to Employee become immediately exercisable, any other provision of the Incentive Stock Option agreement notwithstanding.

TERMINATION BY IMSI FOR CAUSE - IMSI may terminate this Agreement immediately for cause by giving written notice to Employee. For purposes of this Agreement, "for cause" shall mean (i) the unauthorized use or disclosure of the confidential information or trade secrets of the Company, which use or disclosure causes material harm to the Company, (ii) conviction of, or a plea of "guilty" or "no contest" to, a felony under the laws of the United States or any state thereof, (iii) gross negligence, (iv) willful misconduct or (v) continued failure to perform assigned duties after receiving written notification from the Board. The foregoing, however, shall not be deemed an exclusive list of all acts or omissions that the Company (or a Parent or Subsidiary) may consider as grounds for the discharge of the Employee without Cause. Upon a "for cause" termination, IMSI shall have no further compensation obligation to Executive.

TERMINATION BY EMPLOYEE - Employee may terminate his employment with IMSI at any time with or without cause and shall receive no severance benefits in case of such termination.

THESE TERMINATION PROVISIONS SHALL SURVIVE TERMINATION OF THIS AGREEMENT AND CAN ONLY BE MODIFIED BY A SUBSEQUENT WRITTEN AGREEMENT EXECUTED BY EMPLOYEE AND IMSI.

4. TRADE SECRETS - Employee acknowledges that IMSI possesses and will continue to develop and acquire valuable Proprietary Information. The value of that Proprietary Information depends on it remaining confidential. IMSI depends on Employee to maintain that confidentiality, and Employee accepts that position of trust. Employee agrees, upon leaving employment with IMSI for any reason, to promptly deliver to IMSI all material documents, including but not limited to, writings and computer data, in Employee's possession, custody, or under Employee's control containing or disclosing Proprietary Information. In addition, Employee agrees to remain bound by and to sign any and all standard employee documents normally signed by all IMSI employees related to their employment by IMSI.

5. CONFLICTS WITH OTHER ACTIVITIES - Employee agrees that his employment with IMSI is non-exclusive but requires substantial attention and effort. Therefore,

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while employed by IMSI, Employee will not, without IMSI's consent, engage in any employment or business competitive with the business of IMSI.

6. ADDITIONAL PROVISIONS RELATING TO PAYMENTS - If IMSI finds that, at the time any payment is due under this Agreement, Employee is unable to care for his affairs because of illness or accident, payment (unless a duly qualified guardian or other legal representative of Employee has made IMSI an earlier claim for it) may be paid to any individual deemed by IMSI to be maintaining Employee or responsible for Employee's maintenance, and any such payment shall be deemed to be payment for the Employee's account and shall be a complete discharge of any liability under this Agreement. IMSI will honor any request made prior to his disability by Employee regarding such payments. IMSI may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as required under any law or government regulation or ruling.

7. GOVERNING LAW - This Agreement shall be construed and its performance enforced in accordance with the laws of the State of California, excluding its choice of law provisions.

8. MODIFICATIONS - Any and all modifications, amendments, or additions to this Agreement shall be in writing. Similarly, any and all waivers of any terms of this Agreement shall be in writing. Any and all oral modifications, amendments, additions, and/or waivers shall be unenforceable.

9. DISPUTE RESOLUTION - The Parties agree to submit any disputes involving money or damages greater than $5,000 relating to this Agreement and/or transactions, duties, or obligations to be performed under this Agreement, to mediation with a mediator approved by the Parties to the dispute. If the Parties resolve their disputes through mediation, the Parties shall share the mediator's fees evenly but pay their own attorneys' fees and other expenses related to mediation. If mediation fails to resolve all disputes within thirty (30) days after submission to the mediator, then either Party may file a lawsuit or request arbitration. The Parties agree that mediation is a pre-condition to filing a lawsuit. The prevailing Party in any law suit or arbitration relating to the transactions contemplated by this Agreement shall be entitled to costs and expenses including reasonable attorney's fees and the attorneys' fees and expenses incurred in connection with mediation that failed to resolve the dispute. Claims of $5,000 or less may be submitted to mediation or small claims court.

10. SEVERABILITY - If a court of competent jurisdiction or arbitrator finds that one or more provisions of this Agreement is or are illegal or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect as if such provision or provisions never existed.

11. WAIVER - No Party's right to require performance of another Party's obligations under this Agreement shall be affected by any previous delay in enforcing such right, express waiver of prior similar right to require performance, or course of dealing.

12. INTEGRATION CLAUSE - This Agreement, together with any standard IMSI employee documents signed by Employee, contain the entire agreement of the Parties relating to the employment of Employee. The Parties have made no agreements, representations, or warranties relating to the subject matter of these agreements that are not stated herein.

13. INTERPRETATION OF THIS AGREEMENT - The Parties acknowledge that they and their attorneys have had an opportunity to review this Agreement in detail and to comment on and draft any and all additional terms or modifications to this Agreement. Accordingly, the Parties agree that this Agreement shall not be interpreted against any Party under California Civil Code ss. 1654 because the attorney for that Party drafted this Agreement or any provision of this Agreement.

14. SUCCESSORS - Should any change in IMSI ownership or structure occur, this agreement shall survive and inure to the benefit of and be binding on the legal representatives, successors and assigns of the parties.

15. INDEMNIFICATION OF LOSSES OF EMPLOYEE - IMSI shall indemnify Employee for all direct losses sustained by Employee as a result of the proper, non-negligent, and non-criminal discharge of his duties on IMSI's behalf.


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16. NOTICES. Notices under this Agreement shall be sufficient only if sent (a)
by overnight courier, or (b) by facsimile or other electronic means and by U. S. Mail, or (c) personally delivered to the other Party.

17. COUNTERPARTS. This Agreement may executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the only Agreement.




IN WITNESS WHEREOF, the Parties execute this Agreement as of the last date written below.

Date:  February 11, 2003
                                          IMSI: ____/s/ Martin Wade, III
                                          ------------------------------

Date: February 11, 2003                   Employee: ___/s/ William J. Bush
                                          ---------------------------
                                          William J. Bush



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